Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 18th day of September, 2014, by and between Sports Field Holdings, Inc., a Nevada corporation with its principal place of business located at 176 East Main Street, Westborough, Massachusetts 01581 (the “Company”), and Jeromy Olson, an individual and resident of the State of Illinois with an address located at 176 East Main Street, Westborough, Massachusetts 01581 (“Executive” and together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.          Executive is a consultant to the Company and is currently the Company’s Chief Revenue Officer.

B.          Executive possesses certain knowledge and skills relating to the Company’s business, structure and operations that the Company wishes to retain for the development and success of the Company’s business.

C.          The Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as Chief Executive Officer of the Company, subject to the terms and conditions set forth in this Agreement.

2.          Duties. As Chief Executive Officer, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with his position and as may, from time to time, be assigned to him by the board of directors of the Company (the “Board”). Executive shall report directly to the Board. During the Term (as defined herein), Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Executive for the making of passive personal investments, the conduct of private business affairs, including without limitation, the limited oversight on a less than part-time basis of NexPhase Global, LLC and charitable activities shall be allowed, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

3.          Term of Employment. The term of Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of forty (40) months, commencing on September 19, 2014 (the “Commencement Date”) and ending on January 19, 2018. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term”.

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4.          Compensation of Executive.

(a)          Fees for Services. In consideration of the services rendered by Executive (the “Services”) and Executive’s other obligations under this Agreement, the starting monthly base compensation (the “Base”) for this position will be $10,000 and, upon the Company’s:

(i)          achieving gross revenues of at least $6,000,000, provided that the Company’s Average Operating Margins (as defined below) are at least 15.0%, or

(ii)        the Company completing an equity financing of at least $1,500,000, the base will increase to $13,000 per month.

Futher, upon the Company’s achieving revenues of at least $15,000,000, provided that the Company’s Average Operating Margins are at least 15.0%, the Base will increase to $16,000 per month. For purposes hereof, “Average Operating Margins” shall mean for all projects, total revenues minus total costs, divided by such total revenues.

(b)          Annual Bonus. In addition to the Base Salary, provided that in the Board’s determination the Executive has reasonably performed the duties set forth in Section 2 hereof, the Executive shall receive an annual bonus equal to the following, calculated cumulatively:

(i)          When the Company achieves annual Adjusted EBITDA of between $1.00 and $1,000,000, the Executive shall receive a cash bonus of 15.0% of such annual Adjusted EBITDA;

(ii)         When the Company achieves annual Adjusted EBITDA of between $1,000,001 and $2,000,000, the Executive shall receive an additional cash bonus of 10.0% of such annual Adjusted EBITDA which exceeds $1,000,000; and

(iii)        When the Company achieves annual Adjusted EBITDA greater than $2,000,000, the Executive shall receive an additional cash bonus of 5.0% of such annual Adjusted EBITDA which exceeds $2,000,000.

For purposes herein, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, the components of which shall be calculated in accordance with generally accepted accounting principles (“GAAP”) and as such components traditionally appear on the Company’s audited financial statements, excluding any and all expenses associated with (i) any share-based payment; (ii) any gain or loss related to derivative instruments; and (iii) any other non-cash expenses reasonably approved by the Board.

(c)          Equity. As additional consideration for entering into this Agreement, the Executive shall receive the following:

(i)          250,000 shares of common stock of the Company (“Common Stock”), issued on the date hereof;

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(ii)          Provided the Agreement has not been terminated, 250,000 shares of Common Stock on January 1, 2016;

(iii)         Qualified options to purchase 100,000 shares of Common Stock at $1.50 per share, which shall vest on December 31, 2015, under the employee qualified incentive option plan that will be established by the Company (the “Plan”) ;

(iv)         Qualified options to purchase 100,000 shares of Common Stock at $1.75 per share, which shall vest on December 31, 2016, pursuant to the Plan; and

(v)         Qualified options to purchase 100,000 shares of Common Stock at $2.50 per share, which shall vest on December 31, 2017, pursuant to the Plan.

(d)          Expenses. The Company shall advance or reimburse Executive for all reasonable out-of-pocket expenses actually incurred or paid by Executive in the course of his employment, consistent with the Company’s policy for reimbursement of expenses from time to time, including travel expenses. For greater certainty, “reasonable” for purposes of this provision with respect to airfare for travel greater than two hours shall be deemed to be (i) a first class or other premium airline ticket when there are only two (2) classes of tickets available for any given flight and (ii) a business airline ticket when there are three (3) or more classes of tickets available for any given flight.

(e)          Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

(f)          Car Allowance. Commencing on January 1, 2015 and continuing during the Term, the Company shall pay Executive, on the first day of each month, a monthly car allowance of $500 to pay for the costs associated with Executive’s local transportation expenses.

5.          Termination.

(a)          This Agreement and Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)          upon Executive’s death;

(ii)         upon Executive’s Total Disability;

(iii)        upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely Non-Renewal Notice;

(iv)         at Executive’s option, upon sixty (60) days’ prior written notice to the Company;

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(v)          at Executive’s option, in the event of an act by the Company constituting “Good Reason” (as defined herein) for termination by Executive;

(vi)         at the Company’s option, in the event of an act by Executive constituting “Cause” for termination by the Company; or

(vii)        upon a Change of Control.

(b)          For purposes of this Agreement, Executive shall be deemed to be suffering from a “Total Disability” if Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

(c)          For purposes of this Agreement, the term “Good Reason” shall mean that Executive has resigned due to (i) any material diminution in Executive’s authority, duties or responsibilities (unless Executive has agreed to such diminution); (ii) a material change in the chain of reporting referenced in Section 2 (unless Executive has agreed to such change); (iii) other than as expressly set forth herein, any material diminution in Executive’s Base Salary (unless Executive has agreed to such diminution); or (iv) any material violation by the Company of its obligations under this Agreement. Prior to Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company within ninety (90) days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds Executive believes constitutes Good Reason. If the Company does not cure the conditions constituting Good Reason within thirty (30) days after receipt of written notice thereof from Executive, then Executive’s employment shall be deemed terminated for Good Reason as of the date of Executive's notice to the Company.

(d)          For purposes of this Agreement, the term “Cause” shall mean: (a) Executive’s conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (b) the deliberate engaging by Executive in gross misconduct which is materially injurious to the Company, monetarily or otherwise such as fraud or embezzlement; or (c) Executive’s failure to observe or perform any of the material terms or provisions of this Agreement, or the Services hereunder, which failure remains uncured following thirty (30) days’ prior written notice from the Company.

(e)          For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(i)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding voting securities or fifty percent (50%) or more of the fair market value of the Company;

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(ii)          Within a twelve month period, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii)         Within a twelve month period, less than a majority of the directors are Incumbent Directors. For purposes of this Agreement, “Incumbent Directors” means directors who (A) are directors of the Company as of March 31, 2015 or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; or

(iv)        The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

6.          Effects of Termination

(a)          Upon termination of Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following Executive’s death of benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of death or Total Disability.

(b)          Upon termination of Executive’s employment pursuant to Section 5(a)(iii), where the Company has offered to renew the term of Executive’s employment for an additional one (1) year period and Executive chooses not to continue in the employ of the Company, Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Company tenders a Non-Renewal Notice to Executive, then Executive shall be entitled to the same severance benefits as if Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Company’s statement that Executive’s employment was terminated due to Section 5(a)(vi), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

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(c)          Upon termination of Executive’s employment other than pursuant to Section 5(a)(i), 5 (a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid in equal bi-weekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

(d)          Upon termination of Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes. Executive shall have any conversion rights available under the Company’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e)          Any payments required to be made hereunder by the Company to Executive shall continue to Executive’s beneficiaries in the event of his death until paid in full.

(f)          Change of Control. Upon a Change of Control, Executive shall receive an amount equal to the same benefits as if Executive’s employment were terminated pursuant to Section 5(a)(v). Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no Change of Control. Notwithstanding anything contained herein to the contrary, in the event a Change of Control occurs prior to the termination of Executive’s employment pursuant to Section 5, Executive shall not be entitled to any additional benefits that would have otherwise been payable upon termination of Executive’s employment referenced in pursuant to Section 5 (i.e., if Executive is entitled to benefits upon a Change of Control, then Executive will not be entitled to benefits again upon a termination of his employment).

7.          Vacations. Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Company’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

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8.          Covenant Not To Disclose, Compete or Solicit. Upon execution of this Agreement, Executive and the Company shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (“Non-Disclosure, Non-Competition and Non-Solicitation Agreement”).

9.          Section 409A.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after Executive’s separation from service, or (ii) Executive’s death (the “Six Month Delay Rule”).

(b)          For purposes of this Section 9, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)          To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)          To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse Executive for any such payments made by Executive in a lump sum not later than thirty (30) days following the sixth month anniversary of Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by Executive on a monthly basis in advance, results in Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)          The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

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(f)          The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.          Insurance. The Company shall at all times during the Term and any Renewal Term obtain and maintain director and officers liability insurance policies covering Executive in his capacity as an executive officer and director, which insurance shall include a standard "tail" provision, in such amounts, and with such companies as shall be approved by both Executive and the Board.

11.          Director Appointment; Nomination. The Board shall at all times during the Term and any Renewal Term take all steps necessary to appoint Executive as a member of the Board and to maintain such appointment. In addition, the Board shall at all times during the Term and any Renewal Term take all steps necessary to nominate Executive as a nominee for director for the purposes of any meeting or consent of the shareholders conducted or taken during the Term or any Renewal Term.

12.          Indemnification Agreement. It shall be a condition to Executive’s commencement of services under this Agreement that the Company and Executive shall have entered into an Indemnification Agreement in the form of Exhibit B hereto (the “Indemnification Agreement”).

13.          Miscellaneous.

(a)          Neither Executive nor the Company may assign or delegate any of their respective rights under this Agreement without the express written consent of the other. This Agreement constitutes and embodies the full and complete understanding and agreement of the Parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(b)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties and their respective successors, heirs, beneficiaries and permitted assigns.

(c)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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(d)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the Party at the address set forth above or to such other address as either Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(e)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of without reference to principles of conflicts of laws and each of the Parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of .

(f)          This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The Parties have executed this Agreement as of the date set forth above.

IN WITNESS WHEREOF, the Parties have caused this Employment Agreement to be duly executed as of the date first indicated above.

THE COMPANY

SPORTS FIELD HOLDINGS, INC.

By:	/s/ Joseph DiGeronimo
Name: Joseph DiGeronimo
Title: Chief Executive Officer

EXECUTIVE

/s/ Jeromy Olson
Jeromy Olson

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EXHIBIT A

NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

See attached.

A-1

NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) dated as of the 18th day of September, 2014, by and between Sports Field Holdings, Inc., a Nevada corporation with its principal place of business located at 176 East Main Street, Westborough, Massachusetts 01581 (the “Company”), and Jeromy Olson, an individual and resident of the State of Illinois with an address located at 176 East Main Street, Westborough, Massachusetts 01581 (“Employee” and together with the Company, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, Employee will be employed by Employer commencing on September 19, 2014;

WHEREAS, in connection with such employment, Employee may be given access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Covenant Not to Solicit. During the period commencing on the date hereof and ending upon the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, for Employee’s benefit or the benefit of a third party, (i) induce or attempt to induce any employees of Employer to leave the employ of Employer or diminish his or her relationship or Employer or (ii) solicit the business of any client or customer of Employer, or any client or customer that could reasonably be expected to be a client or customer of Employer, during Employee’s period of employment with the Company.

2. Covenant Not to Compete. Except for the activities set forth in Schedule I hereto and as a passive investor in less than five percent (5%) of the equity securities of a publicly held company, during the period commencing on the date hereof and ending upon the termination of Employee’s employment for any reason, Employee shall not engage in, own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of Employer or (ii) which is in direct or indirect competition with Employer within the United States of America, its territories and possessions.

3. Proprietary Information.

(a) For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to Employer and Employer’s customers or clients. Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee’s memory or in writing or other physical form.

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(b) Notwithstanding the foregoing, “Proprietary Information” shall not include information that (i) is disseminated to the public at no fault of Employee, (ii) was obtained from a third party that did not have an obligation of confidentiality to Employer, (iii) is already in the possession of Employee and (iv) constitutes any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by Employee for which Employer has not been fully compensated.

(c) Employee will not, without written authority from Employer to do so, directly or indirectly, disclose or use any Proprietary Information for Employee’s benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee’s employment by Employer or thereafter, except as required by the conditions of Employee’s employment by Employer.

(d) No work or intellectual property created by Employee shall be deemed work for hire and Employer shall only have the rights to such work or intellectual property after fully compensating Employee for such work or intellectual property.

4. Saving Provision. Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of Employee by Employer and that such covenants are intended to protect Employer against the competition by Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5. Injunctive Relief. Employee acknowledges that (i) disclosure of any Proprietary Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer that would be inadequately compensable in damages. Accordingly, Employer, or where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Employee further acknowledges and agrees that in the event of the termination of employment with Employer, (ii) Employee’s experience and capabilities are such that Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer and (iii) the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content, and that Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

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6. Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7. Term. This Agreement shall commence on the date hereof and shall terminate upon the termination of Employee’s employment for any reason.

8. Governing Law. The Agreement shall be construed in accordance with the laws of the State of New York and any dispute under this Agreement will only be brought in the state and federal courts located in the State of New York.

9. General. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this Agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

IN WITNESS HEREOF, the undersigned execute this Agreement as of the date first set forth above.

EMPLOYER

SPORTS FIELD HOLDINGS, INC.

By:	/s/ Joseph DiGeronimo
Name: Joseph DiGeronimo
Title: Chief Executive Officer

EMPLOYEE

/s/ Jeromy Olson
Jeromy Olson

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EXHIBIT B

INDEMNIFICATION AGREEMENT

See attached.

B-1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of September 18, 2014 by and between Sports Field Holdings, Inc., a Nevada corporation (the “Company”), and Mr. Jeromy Olson (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The certificate of incorporation and the bylaws of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes (“NRS”). The certificate of incorporation and the NRS expressly provide that the indemnification provisions set forth therein are not intended to be exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the certificate of incorporation and the bylaws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company as an officer on the condition that Indemnitee be further indemnified.

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NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer after the date hereof, the parties hereto agree as follows:

1.           Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)           Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)           Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company with respect to the matter claimed for indemnification unless and to the extent that any court of the State of New Jersey or the court in which such action or suit was brought shall determine that such indemnification may be made.

(c)           Indemnification for Expenses of a Party Who is Successful on the Merits or Otherwise. Notwithstanding and in addition to any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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2.           Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including, without limitation, a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 of this Agreement) to be unlawful.

3.           Contribution.

(a)           Whether or not the indemnification provided in Sections 1 and 2 of this Agreement is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)           Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including, without limitation, attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

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(c)           The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)           To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4.           Indemnification for Expenses of a Witness or in Response to a Subpoena. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of Indemnitee’s Corporate Status, is a witness, or receives a subpoena, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses paid or incurred by Indemnitee in connection therewith and in the manner set forth in this Agreement.

5.           Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances.

6.           Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the NRS and public policy of the State of Nevada. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

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(b)           Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) of this Agreement, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, (2) by a majority vote of a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the stockholders of the Company.

(c)           If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) of this Agreement, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a reasonable written objection is made, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) of this Agreement, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition any Court in the State of New Jersey or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) of this Agreement. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) of this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

B-6

(e)           Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on: (i) the records or books of account of the Enterprise (as hereinafter defined) (including, without limitation, financial statements); (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties; (iii) the advice of legal counsel for the Enterprise; or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)           If the person, persons or entity empowered or selected under this Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to item (4) of Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g)           Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

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 (h)           The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.           Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of California, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking adjudication within one (1) year following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)           In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b) of this Agreement.

(c)           If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

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(d)           In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)           The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)           Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.           Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)           The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation and the bylaws of the Company, any agreement, a vote of stockholders, a resolution of the Board or otherwise. No amendment, alteration or repeal of this Agreement or of any provision of this Agreement shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the GCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the certificate of incorporation, the bylaws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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(b)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Company shall obtain coverage for Indemnitee under such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms of this Agreement, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)           In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)           The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)           The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9.           Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)           for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of Company securities pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)           subject to Section 7(d), in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee (including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees), unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

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10.           Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an executive of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter for (i) an additional three (3) years or (ii) so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 of this Agreement) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, whichever such additional term is longer. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including, without limitation, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.           Security. To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.

(b)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter of this Agreement.

13.           Definitions. For purposes of this Agreement:

(a)           “Corporate Status” means the status of a person who is or was a director, officer, employee, agent or fiduciary of or consultant to the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b)           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)           “Enterprise” means the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

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(d)           “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)           “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; but excluding any such proceeding initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14.           Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision of this Agreement conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

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15.           Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.           Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)           To Indemnitee at the address set forth on the signature page hereto.

(b)	To the Company at:

Sports Field Holdings, Inc.

176 East Main Street

Westborough, MA 01581

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.           Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.           Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to its conflict of laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in any court of the State of New Jersey (the “New Jersey Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the New Jersey Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the New Jersey Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the New Jersey Court has been brought in an improper or inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

SPORTS FIELD HOLDINGS, INC.

By:	/s/ Joseph DiGeronimo
Name:	Joseph DiGeronimo
Title:	Chief Executive Officer

INDEMNITEE

/s/ Jeromy Olson
Jeromy Olson

Address:

Sports Field Holdings, Inc.
176 East Main Street
Westborough, MA 01581

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